Exhibit 99.1

Contacts:	Rick Berry, Chief Financial Officer Sanders Morris Harris Group Inc. 713-993-4614

SANDERS MORRIS HARRIS GROUP REPORTS

FIRST QUARTER NET $0.14 PER SHARE
HOUSTON - MAY 10, 2006 - Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today announced that its first quarter earnings per diluted share were $0.14, compared to $0.10 during the same period in 2005. Revenues were $43.4 million for the first quarter of 2006 versus $26.3 million for the same period in 2005.

“Our asset management businesses posted higher revenues and profits over the first quarter last year, reflecting an increase in assets under management largely due to the acquisition of Edelman Financial Center during the second quarter of 2005,” said Ben T. Morris, Chief Executive Officer. Our investment banking division performed well during the quarter and our investment portfolio, which includes our equity in the income of our limited partnership interests, contributed to our earnings growth. The start-up expenses of our expanded New York fixed income operations reduced our reported net income for the 2006 quarter by $548,000, or $0.03 per diluted share.”

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages more than $10 billion in client assets. It is the largest investment banking firm headquartered in the Southwest and provides a full range of asset and wealth management services and investment banking services including underwriting of private placements and public offerings of equity and debt securities, as well as financial advisory services in mergers and acquisitions, restructuring, and recapitalizations. It also offers institutional equity research, sales and trading, as well as prime brokerage services for hedge funds and fixed income securities sales and trading. Its operating entities are Sanders Morris Harris, Charlotte Capital, Kissinger Financial Services, Salient Partners, Salient Trust Co. LTA, SMH Capital Advisors, Select Sports Group and The Edelman Financial Center. Sanders Morris Harris Group has more than 500 employees in 23 U.S. cities. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements which could affect the demand for the company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the company's services; and (12) litigation and securities law liabilities. The company does not undertake any obligation to update or revise any forward-looking statement.

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SANDERS MORRIS HARRIS GROUP INC. Selected Condensed Operating Information (in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net Income Calculation:
Revenues	$43,443	$26,340
Expenses	39,232	24,151
Net	4,211	2,189
Equity in income of limited partnerships	1,825	1,696
Minority interests	(1,398)	(797)
Income before income taxes	4,638	3,088
Provision for income taxes	(1,878)	(1,255)
Net income	$2,760	$1,833
Earnings per share:
Basic earnings per share	$0.15	$0.10
Diluted earnings per share	$0.14	$0.10

Weighted average shares outstanding:
Basic	18,988,596	18,304,652
Diluted	19,481,512	18,962,386

Balance sheet data:
Cash and cash equivalents	$22,112	$19,948
Other tangible net assets	50,833	59,961
Tangible net assets	72,945	79,909
Shareholders’ equity	$157,410	$141,631

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